UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT O F 1934


             DATE OF REPORT (DATE OF EARLIEST REPORTED) MAY 6, 2002
                                                        ___________




                               EARTHNETMEDIA, INC.
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


        NEVADA                   333-57514               95-4834274
(STATE OR JURISDICTION          (COMMISSION           (I.R.S. EMPLOYER
  OF INCORPORATION)              FILE NO.)           IDENTIFICATION NO.)


                                222 AMALFI DRIVE
                             SANTA MONICA, CA 90402
                               TEL: (310) 459-1081
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

This Current Report on Form 8-K is filed by EarthNetMedia, Inc., a Nevada corporation (the "Company"), in connection with the matters described herein.

Item 5.  Other Events and Regulation FD Disclosure

The Company issued one million (1,000,000) B Warrants and one million (1,000,000) C Warrants as part of an offering of Units made by the Company in December 2001. By their original terms, each B Warrant gives its holder the right to purchase shares of the $0.001 par value common stock of the Company (the "Common Stock") at a price of $1.75 per share. The B Warrants will expire if not exercised prior to 3:30 PM Pacific Time on June 20, 2002. By their original terms, each C Warrant gives its holder the right to purchase shares of the Common Stock at a price of $2.00 per share. The C Warrants will expire if not exercised prior to 3:30 PM Pacific Time on September 20, 2002. Through May 6, 2002, three thousand (3,000) of the B Warrants and three thousand (3,000) of the C Warrants have been exercised.

The Board of Directors of the Company have agreed to reduce the exercise price of the currently outstanding B Warrants and the currently outstanding C Warrants to $1.25 per share for all shares of Common Stock purchased through exercise of these warrants prior to 3:30 PM Pacific Time on June 20, 2002. The Board of Directors have also agreed to reduce the exercise price of the C Warrants outstanding on June 21, 2002 to $1.50 per share for all shares of Common Stock purchased after June 20, 2002 but prior to 3:30 PM Pacific Time on August 2, 2002. After that date, the exercise price of the remaining C Warrants will revert to the original price of $2.00 per share. All other terms and conditions of the B Warrants and the C Warrants remain unchanged. A copy of the letter sent by the Company to each holder of the B Warrants and the C Warrants is attached as an exhibit hereto.


Item 7.  Financial Statements and Exhibits

(c)      Exhibits

EXHBIT 20.2  Letter Sent to Holders of the Company's B Warrants and C Warrants


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    EARTHNETMEDIA, INC.

                                    By:  /s/  THOMAS P. CARSON
                                         _________________________________
                                              Thomas P. Carson
                                              Executive Vice President and
                                              Chief Financial Officer